                                   EXHIBIT 4.1


                             RETAINER AGREEMENT WITH

                                 HORWITZ & BEAM

                              DATED APRIL 27, 1999

                                 LAW OFFICES OF
                                 HORWITZ & BEAM
                                TWO VENTURE PLAZA
                                    SUITE 350
                            IRVINE, CALIFORNIA 92618
                                 (949) 453-0300
                                 (310) 842-8574
                               FAX: (949) 453-9416
Gregory B. Beam, Esq.                                       Ralph R. Loyd, Esq.
Lawrence W. Horwitz, Esq.                            Patti L.W. McGlasson, Esq.
Lawrence M. Cron, Esq.                                  Bernard C. Jasper, Esq.
Lynne Bolduc, Esq.                                    K. William Pergande, Esq.
Malea M. Farsai, Esq.                                    John Y. Igarashi, Esq.


                                 April 27, 1999

Mr. Andrew Cimerman
President
HOMELIFE, INC.
4100 Newport Place, Suite 730
Newport Beach, CA 92660

                  RE:      LEGAL REPRESENTATION

Dear Mr. Cimerman:

         This is to confirm our understanding whereby you have engaged Horwitz & Beam (the "Firm") to represent HomeLife, Inc. with respect to rendering legal advice in connection with: (i) the Family Life litigation matter; and (ii) the Registration Statement currently on file with the Securities Exchange Commission (referred to as the "Matter"). At your request, we may also undertake to represent you with respect to other ongoing and new matters. California law requires lawyers to have written fee contracts with their clients. This letter, when signed by you, will constitute the written fee contract required by California law. In connection therewith, our understanding and agreement are as follows:

         1. We will undertake to advise you in connection with the Matter and any other matters you ask us to undertake. We will undertake to prepare such documents as may be required to affect the foregoing.

         2. There can be no assurances, and we make no guarantees, representations or warranties as to the particular results from our services and the response and timeliness of action by any governmental official or department.

         3. You understand that the accuracy and completeness of any document prepared by us is dependent upon your alertness to assure that it contains all material facts which might be important and that such documents must not contain any misrepresentation of a material fact nor omit information necessary to make the statements therein not misleading. To that end, you agree to review, and confirm to us in writing that you have reviewed, all materials for their accuracy and completeness prior to any use thereof. You also acknowledge that this responsibility continues in the event that the materials become deficient in this regard.

         4. Our fees in connection with the Matter shall be a fixed fee, payable immediately, of 250,000 shares of HomeLife stock, which shall be registered in the pending Registration Statement. This agreement is subject to the approval of HomeLife's Board of Directors.

         5. Except as set forth above, fees do not include incidental costs and expenses such as copying charges, long distance telephone charges, messenger charges, filing fees, court costs and facsimile charges. Photocopies are billed at twenty-five cents ($.25) per page. Outgoing faxes are billed at one dollar ($1.00) per page. You may be requested to provide such fees and costs amounts in advance. You agree to pay any and all expenses advanced by the firm and to

                                 HORWITZ & BEAM

Mr. Andrew Cimerman, President
HOMELIFE, INC.
Letter of April 27, 1999
Page 2


provide expenses in advance to the extent requested by the firm.

         6. We will consult with you on all major decisions and will attempt to keep you fully informed of the status of the preparation of documents and responses to filings, if any, as well as our recommended strategies. You should feel free to call at any time if you have any questions or wish to discuss any aspect of these matters.

         7. You are advised that the Firm maintains errors and omissions insurance coverage applicable to the services to be rendered.

         8. This Agreement shall be governed by the laws of the State of California and venue for any action hereunder shall be in Orange County, California. We are hereby advising that as a result of our firm representing you prior to the execution of this Retainer Agreement, that our firm has a conflict of interest in advising you to execute this Retainer Agreement. As a result of this conflict of interest, we are advising you to consult with independent counsel in the event you deem this necessary.

         If this letter correctly sets forth your understanding and agreement with respect to the matters mentioned above, please sign below in the space provided.

                                            Very truly yours,

                                            HORWITZ & BEAM


                                            /s/ Lawrence W. Horwitz
                                          ----------------------------
                                            Lawrence W. Horwitz
LWH:sm

                                 HORWITZ & BEAM

Mr. Andrew Cimerman, President
HOMELIFE, INC.
Letter of April 27, 1999
Page 3


         The undersigned hereby confirms and agrees that this letter, executed and effective this day 28th day of April, 1999, sets forth our understanding and agreement.

HOMELIFE, INC.

By:      /s/ Andrew Cimerman
    ----------------------------------------
         Andrew Cimerman, President